Exhibit 23.1


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of NetWolvcs Corporation on Fonn S-3/A, File No. 333-100734 of our report dated September 30, 2005, whh respect to our audit of the financial statements of NetWolves Corporation as of June 30, 2005 and 2004 and for the years then ended, which report is included in this Annual Report on Form 10-KSB of Net Wolves Corporation for the year ended June 30, 2005.

/s/ Marcum & Kliegman LLP



Marcum & Kliegman LLP
Melville, New York
October 20, 2005